Exhibit 10.2

Execution Version

Strictly Confidential

THIS SHARE SALE AND PURCHASE AGREEMENT (this “Agreement”) is made on the 13th day of September 2022

BETWEEN:

(1)	UNIQUE LOGISTICS HOLDINGS LIMITED of Unit 05-06, 3/F., Tower 2, Enterprise Square, 9 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong (the “Vendor”); and

(2)	UNIQUE LOGISTICS INTERNATIONAL, INC. of 154-09 146th Avenue, Jamaica, New York 11434 (the “Buyer”).

(The Vendor and the Buyer shall collectively be referred to as the “Parties”, and individually as the “Party”.)

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Affiliate”	means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise);

“Applicable Benefit Laws”	means all Laws, including those of a jurisdiction outside of the United States, applicable to any Employee Plan;

“Business Day”	means a weekday on which banks are open for general banking business in New York, New York and Hong Kong;

“Board”	means the board of directors of the Company;

“Closing”	means completion of the sale and purchase of the Sale Shares in accordance with Clause 4.1;

“Closing Date”	has the meaning given to it in Clause 4.1;

“Company”	means the company being Unique Logistics International (India) Private Limited, a Limited Liability Company incorporated in India;

“Confidential Information”	has the meaning given to it in Clause 7.1;

“Contract”	means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied;

“Consent and Waiver Agreement”	the consent and waiver agreement in a form agreed between the Vendor and Buyer relating to the consent and waiver of Frangipani Trade Services, Inc to the entry into this Agreement and the transactions hereunder for the purposes of and in compliance with the provisions of the Shareholders’ Agreement;

“Constituent Document”	means articles or certificate of incorporation, bylaws or other constitutive documents;

“Constitutional Documents”	means the constitutional documents of the Company (including the memorandum and articles of association of the Company, if any), as may be amended and restated from time to time;

“Disclosure Schedule”	means the disclosure schedule (dated as of the date of this Agreement) delivered to the Buyer on behalf of Vendor on the date of this Agreement. The representations and warranties contained in this Agreement are subject to the qualifications and exceptions set forth in the Disclosure Schedule;

“Employee Plan”	means any employee benefit plan including: (i) any (a) nonqualified deferred compensation or retirement plan or arrangement or superannuation plan; (b) qualified defined contribution retirement plan or arrangement; or (c) qualified defined benefit retirement plan or arrangement, which is an “employee pension benefit plan”; (ii) any “employee welfare benefit plan” or material fringe benefit plan or program; or (iii) any stock purchase, stock option, profit sharing, deferred compensation, welfare, pension, retirement, severance pay, employment, change-in-control, vacation pay, equity awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement. For the avoidance of doubt, “Employee Plan” does not include any employee benefit plan that is mandatory under applicable Law;

“Encumbrance”	means any claim, charge, mortgage, lien, option, hypothecation, security interest, title retention, right of pre-emption, right of first refusal or any agreement, arrangement or obligation to create any of the foregoing, other than liens arising by operation of law or restrictions set out in the Constitutional Documents (if any);

“Entity”	means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity;

“Equity Shares”	means the equity shares in the share capital of the Company, with rights set out in the Constitutional Documents;

“Environmental Law”	means any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right- to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons;

“Escrow Agent”	means Lucosky Brookman LLP, a limited liability partnership registered under the laws of the U.S. with its headquarters located in Woodbridge, New Jersey;

“Financial Cut-off Date”	means 11:59 p.m. on December 31, 2021;

“Government Bid”	means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body;

“Government Contract”	means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body, or under which any Governmental Body otherwise has or may acquire any right or interest;

“Governmental Authorization”	means any (a) approval, permit, license, certificate, certificate of approval, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law, or (b) right under any Contract with any Governmental Body;

“Governmental Body”	means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of any jurisdiction, including any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal and any self-regulatory organisation; and the governing body of any securities exchange, in each case having competent jurisdiction;

“Indebtedness”	means, without duplication, the aggregate of the following: (a) all obligations for borrowed money (including the current portion thereof and all sums due on early termination and repayment or redemption calculated to the Closing Date), whether or not contingent, or issued or incurred in substitution or exchange for any such liability for borrowed money, or extensions of credit (including under credit cards, bank overdraw and advances), (b) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business consistent with past practice, (d) all obligations as lessee under leases that have been or should be, in accordance with IFRS or local accounting rules, recorded as capital leases in respect of which the Company is liable as a lessee, (e) all obligations of others secured by a Lien on any asset of the Company (including accounts and contract rights), whether or not such obligations are assumed, (f) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; all obligations under which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire the liability of any other Person or in respect of which the Company has otherwise assured a creditor against loss, (g) all obligations in respect of bankers’ acceptances, note purchases or similar facilities and under reverse repurchase agreements, (h) all obligations in respect of futures contracts, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date), (i) the amount of any termination payments in connection with the payment in full of any obligations for borrowed money, (j) accrued employment obligations, including without limitation, accrued salary, accrued vacation and accrued bonuses, (k) deferred revenue, (l) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (m) all obligations to purchase, redeem, retire or otherwise acquire for value any ownership interests or capital stock of the Company or any rights to acquire any ownership interests or capital stock of the Company, valued, in the case of redeemable ownership interests or capital stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (n) any obligations under any interest rate, foreign exchange, currency, commodity, credit or equity swap, cap, collar, floor, option, forward or other hedging agreement or derivative contract, net of any obligations to the Company thereunder, and (o) amounts due to the Buyer or its subsidiaries and other. For purposes of this Agreement, “Indebtedness” includes (i) any and all accrued interest, fees, change of control payments, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the repayment of any Indebtedness, and (ii) any and all amounts of the nature described in clauses (a) through (o) above owed by the Company to any of its Affiliates, including any of the stockholders of the Company.

“Intellectual Property Rights”	means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or Company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, (f) trade secrets and other Confidential Information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights, and (h) copies and tangible embodiments thereof (in whatever form or medium);

“Labor Laws”	means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, termination of employment, employee classification, background checks, employment discrimination and harassment, wages, hours, meal and rest periods, accrual and payment of vacation pay and paid time off, or occupational safety and health and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Body;

“Law”	means any applicable law, regulation, ruling, judgment, order or decree of any Governmental Body, and any applicable statute, regulation, proclamation, ordinance or by-law in any jurisdiction;

“Leased Real Property”	means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company;

“Legal Proceeding”	means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, order, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel;

“Licensed Intellectual Property”	means Intellectual Property licensed to the Company;

“Lien”	means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the US Uniform Commercial Code (or equivalent statute of any jurisdiction);

“Material Adverse Effect”	means any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, condition (financial or otherwise), results of operations, prospects, capitalization, assets, liabilities, operations or financial performance of the Company, (b) the ability of the Vendor to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, or (c) the Buyer’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares in the Company;

“Materials of Environmental Concern”	means any: pollutants, contaminants or hazardous substances, pesticides, solid wastes and hazardous wastes, chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings;

“Owned Real Property”	means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company;

“Permitted Lien”	means any (a) Lien for Taxes not yet due and payable, (b) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, and (c) in the case of real property, zoning, building, occupancy or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use;

“Person”	means any individual, Entity, trust, Governmental Body or other organization;

“Real Property”	means all Owned Real Property and the Leased Real Property;

“Related Party”	means a party, whether an individual, corporation, partnership, association, limited liability company or any other form or business association or other entity whatsoever, related to the vendor by blood, marriage, ownership or contract through which the party has a relationship of ownership or other interest with the vendor so that the party will actually or by effect receive or control a portion of the benefit, profit or other consideration from performance of the vendor contract with the party receiving an amount that meets or exceed five percent of the total contract amount;

“Representatives”	means, with respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person;

“Sale Shares”	has the meaning given to it in Clause 2.1;

“Shares”	means the shares of the Company;

“Shareholders’ Agreement”	means the shareholders’ agreement between the Vendor, Frangipani Trade Services, Inc and the Company dated 28 February 2014;

“Tax”	means any tax (including income, gross receipts, windfall profit, occupation, license, registration, production, intangibles, inventory and merchandise, commercial activities, capital gains, capital stock, capital structure, transfer, value-added, franchise, excise, payroll, employment, severance, social security, unemployment, disability, workers’ compensation, environmental, ad valorem, alternative, minimum, add-on, escheat or unclaimed property, sales, use, real and personal property, estimated, stamp, recording, withholding and other taxes), fee, impost, levy, assessment, tariff, duty (including any customs duty) or deficiency, and any other related charge or amount of any kind whatsoever (including any fine, penalty, interest, or addition to tax), whether payable directly or by withholding and whether or not disputed, and any liability for any of the foregoing pursuant to US Treas. Reg. §1-1502-6 (or any similar provision of state, local or foreign tax legal requirements), as transferor or transferee or successor, by contract or otherwise, imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax- sharing agreement or any other Contract relating to the sharing or payment of any such tax, fee, impost, levy, assessment, tariff, duty or deficiency;

“Tax Returns”	means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof; and

“US$”	means the United States dollar, the lawful currency of the United States of America.

1.2	In this Agreement:

(a)	references to a person include any individual, firm, company, government, state or agency of a state or any association, trust, joint venture, consortium, partnership (whether or not having separate legal personality), a body corporate and an unincorporated association of persons;

(b)	references to a Party include references to its successors and permitted assignees;

(c)	unless the context requires otherwise, words incorporating the singular shall include the plural and vice versa and words importing a gender shall include every gender;

(d)	references herein to Clauses, Recitals, Schedules and Exhibits are to clauses and recitals of, and schedules and exhibits to, this Agreement; and all Recitals and Schedules form an integral part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement includes the Recitals and the Schedules;

(e)	all references to “$” contained in this Agreement shall refer to United States Dollars unless otherwise stated; and

(f)	the following exchange rate shall be adopted:

Currency	Exchange Rate
USD to INR	1:74.7808

1.3	In this Agreement, any reference, express or implied, to an enactment includes references to:

(a)	that enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after the signature of this Agreement);

(b)	any enactment which that enactment re-enacts (with or without modification);

(c)	any subordinate legislation made (before or after the signature of this Agreement) under any enactment, as re-enacted, amended, extended or applied as described in Clause 1.3(a) above, or under any enactment referred to in Clause 1.3(b) above; and

(d)	provided that no such enactment or subordinate legislation made after the date of this Agreement shall increase the liability of any Party under this Agreement, and “enactment” includes any legislation in the jurisdiction of the Vendor and/or the Buyer and/or the Company.

1.4	The table of contents and headings in this Agreement do not affect its interpretation.

2.	SALE AND PURCHASE

2.1	At Closing, subject to the terms of this Agreement, the Vendor shall sell to the Buyer, and the Buyer shall purchase from the Vendor, 850,261 (Eight Hundred Fifty Thousand Two Hundred Sixty-One Only) Equity Shares (the “Sale Shares”) of Unique Logistics International (India) Private Limited, (the “Company”) together with all rights attaching or accruing to them at and from Closing.

2.2	The consideration payable by the Buyer for the purchase of the Sale Shares from the Vendor shall be $1,000,000 (One Million US Dollars Only) (the “Sale Price”).

2.3	Notwithstanding anything contrary in this Agreement, or elsewhere, the INR equivalent of the Sale Price mentioned in Clause 2.2 shall be deemed, for the purposes of any assessment of tax by way of capital gain by the Indian Tax Authorities (including the income tax department and/or exchange control department) and for the purpose of calculation of applicable stamp duty, but not for any other purpose, to be calculated at the rate of INR 135 per Share. The Parties agree that any liability arising in relation to the capital gains tax under this Agreement shall be borne by the Vendor.

3.	CONDITIONS

3.1	Closing is conditional on the following conditions (the “Conditions”) being satisfied, namely:

(a)	the Vendor having obtained all necessary governmental, regulatory and corporate authorisations as well as third party approvals and consents, for the entering into of this Agreement and the performance of the obligations undertaken by the Vendor hereunder. For the avoidance of doubt, any costs arising out of or in connection with the obtaining of any authorisations, approvals or consents required by the Vendor under this Clause 3.1(a) shall be borne solely by the Vendor;

(b)	the representations and warranties of the Vendor in Clause 6.1 hereof shall be true and correct on and as of the Closing Date with the same effect as though made at and as of such date;

(c)	the Buyer having obtained all necessary governmental, regulatory and corporate authorisations as well as third party approvals and consents, for the entering into of this Agreement and the performance of the obligations undertaken by the Buyer hereunder. For the avoidance of doubt, any costs arising out of or in connection with the obtaining of any authorisations, approvals or consents required by the Buyer under this Clause 3.1(c) shall be borne solely by the Buyer;

(d)	the representations and warranties of the Buyer in Clause 6.2 hereof shall be true and correct on and as of the Closing Date with the same effect as though made at and as of such date; and

(e)	the Vendor issuing a transfer notice to the Company in accordance with the articles of association of the Company and also the continuing shareholders (the “Transfer Notice”), and the Consent and Waiver Agreement being delivered by the Vendor duly executed by Frangipani Trade Services, Inc.

3.2	The Conditions set out in Clause 3.1(a), (b), and (e) (except in respect of any representation or warranty that constitutes mandatory requirement under India law) may be waived by the Buyer (in part or in whole) in writing.

3.3	The Conditions set out in Clause 3.1(c) and (d) (except in respect of any representation or warranty that constitutes mandatory requirement under India law) may be waived by the Vendor (in part or in whole) in writing.

4.	CLOSING

4.1	Subject to the satisfaction (or waiver pursuant to Clauses 3.2 and 3.3) of the Conditions set out in Clause 3.1, Closing shall take place on a date as the Parties may mutually agree in writing (the “Closing Date”).

4.2	At or before Closing:

(a)	the Vendor shall deliver to the Escrow Agent:

(i)	the stock certificate(s) or in its absence the letter of allotment representing the Sale Shares, duly endorsed (or accompanied by stock powers, instrument of transfer, bought and sold notes, and/or other appropriate instruments necessary to transfer the Sale Shares to the Buyer, duly executed by the Vendor) in favour of the Buyer by the Vendor.

(b)	the Buyer shall deliver to the Escrow Agent:

(i)	a countersigned copy of any instrument of transfer, bought and sold notes and/or any other appropriate instrument necessary to transfer the Sale Shares, duly executed in favour of the Vendor by the Buyer.

(c)	the Buyer and the Vendor or anyone duly authorized on their behalf, shall, execute, for the purpose mentioned under Clause 5 or even otherwise, all relevant documents and form(s) required to facilitate the transfer of Sale Shares including but not limited to a duly executed Form No. SH-04 (“Form”) and deliver the same to the Escrow Agent in furtherance of their obligations under Clause 4.2(a) and 4.2(b) respectively. The Form shall comply with all the statutory requirements including but not limited to being duly stamped with the requisite stamp duty as may be applicable under the laws of India or as assessed by the appropriate Governmental Body. The form shall also be dated and executed by or on behalf of the Vendor and the Buyer, specifying the name, address and occupation, if any, of the Buyer, along with the certificate relating to the Sale Shares, or if no such certificate is in existence, along with the letter of allotment of the Sale Shares.

4.3	The Buyer and the Vendor agree that all fixed and/or ad valorem stamp duty shall be borne by the Buyer.

4.4	At Closing, the Buyer shall transfer, by wire transfer of immediately available U.S funds, the Sale Price to the Vendor in an account designated by the Vendor.

4.5	Upon written confirmation of the Parties, the Escrow Agent may release the documents it held in escrow.

5.	POST-CLOSING

5.1	The Vendor shall as soon as reasonably practicable after Closing submit all requisite documents in relation to the transfer of the Sale Shares to the appropriate Governmental Body for assessment of stamp duty. All fixed and ad valorem stamp duty payable in respect of the transfer of the Sale Shares shall be borne by the Buyer.

5.2	The Buyer and the Vendor, or anyone authorized on their behalf, shall present to the Company, all necessary and relevant documents facilitating the transfer of the Sale Shares including but not limited to this Agreement, the Form, proof of payment of stamp duty, waiver and consent form, Transfer Notice (if any), proof of compliance of Clauses 4.4 and 4.5. The said documents and compliances shall be furnished to the Company at next scheduled Board Meeting where the the transfer of Sale Shares may be approved by way of an ordinary resolution. The said resolution so passed shall inter-alia ratify the transfer of Sale Shares and a direction to have the name of the Buyer incorporated into the Register of Shareholders, as well as the ‘Register of Transfers’.

5.3	The Buyer shall, while filing the annual return subsequent to Closing, cause the Company to ensure that all the particulars with regard to the transfer of Sale Shares and change in shareholding are duly provided therein.

5.4	The Parties shall ensure that all taxes arising out of and in connection with this transaction are paid by the Party upon which it shall accrue.

6.	WARRANTIES

6.1	The Vendor hereby warrants and undertakes to and with the Buyer with respect to itself and the Sale Shares they hold that the warranties set out in Schedule 1 are true and accurate on the date hereof and on the Closing Date.

6.2	The Buyer hereby warrants and undertakes to and with the Vendor that the warranties set out in Schedule 2 are true and correct on the date hereof and on the Closing Date.

6.3	Notwithstanding any contrary provision in this Agreement, any representation or warranty set forth in this Agreement is qualified by the conditions that all representation and warranties are made and given to the best of knowledge and belief of the party giving the relevant representation and warranties.

6.4	The Disclosure Schedule constitutes formal disclosure to the Buyer for the purposes of this Agreement of the facts and circumstance which are or may be inconsistent with the representations and warranties under this Agreement. Such facts and circumstances will be deemed to qualify the representations and warranties accordingly. Notwithstanding that reference may in some cases be made in the Disclosure Schedule to particular warranties or other provisions of this Agreement, all disclosures are made on the basis that they are made against all of the warranties and representations and the Buyer shall not be entitled to claim that any fact or matter has not been disclosed to it by reason of the relevant disclosure not being specifically related to any one or more of the representations or warranties or other provisions.

7.	CONFIDENTIALITY

7.1	The terms and conditions of this Agreement (collectively, the “Confidential Information”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other person except that (i) each Party, as appropriate, may disclose any of the Confidential Information to its current or bona fide prospective investors, prospective permitted transferees, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons are under appropriate nondisclosure obligations; (ii) each Party may disclose any of the Confidential Information to its fund manager, its associated companies and the employees thereof so long as such persons are under appropriate nondisclosure obligations; (iii) each Party may disclose the Confidential Information to the extent required under applicable Law for the purpose of Closing; and (iv) if any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Confidential Information in contravention of the provisions of this Clause 7.1, such Party shall, to the extent permitted by law, promptly provide the other Party with written notice of that fact so that such other Party may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

7.2	Except as required by Law, by any Governmental Body or by any relevant stock exchange on which the shares of a Party or its parent company are listed or as otherwise agreed by all the Parties, no publicity release or public announcement concerning the relationship or involvement of the Parties shall be made by any Party.

8.	EFFECTIVE DATE AND TERMINATION

8.1	Effective Date; Termination

This Agreement shall become effective upon execution by all of the Parties and shall continue in force until terminated in accordance with Clause 8.2(a).

8.2	Termination of Agreement

(a)	This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Parties.

(b)	Save for the express termination rights in Clause 8.2(a), no Party shall be entitled to terminate or rescind this Agreement whether before or after Closing.

(c)	Upon the termination of this Agreement, all rights and obligations of the Parties shall cease to have effect, provided however that:

(i)	the termination of this Agreement shall be without prejudice to all rights and remedies available to each Party in respect of any breach by the other Party of obligations under or in respect of this Agreement prior to the termination of this Agreement;

(ii)	the following shall survive the termination of this Agreement: Clause 1 (Interpretation), Clause 7 (Confidentiality), Clause 8 (Effective Date and Termination), Clause 10 (Notices), Clause 11 (Costs), and Clause 14 (Governing Law and Dispute Resolution).

9.	ASSIGNMENT

This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations, in whole or in part, under this Agreement without the prior written consent of the other Party hereto. Any purported assignment or delegation in violation of this Agreement shall be null and void ab initio.

10.	NOTICES

10.1	Any notice or other communication to be given under this Agreement shall be in writing and may be delivered in person, or sent by registered mail, or by courier or airmail to the relevant Party at its address appearing in this Agreement or at such other address as it may notify to the other Party under this Clause 10.

10.2	Unless there is evidence that it was received earlier, a notice or communication is deemed given if:

(a)	delivered in person, when left at the address referred to in Clause 10.1; and

(b)	sent by prepaid registered post or courier, three (3) Business Days (or five (5) Business Days if sent by airmail) after posting it.

11.	COSTS

Unless expressly provided to the contrary in this Agreement, each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and the performance of its obligations therein.

12.	ENTIRE AGREEMENT

This Agreement contain the entire agreement between the Parties relating to the transactions contemplated by this Agreement, and supersede all previous agreements, arrangements or understandings, including any term sheet or memorandum of understanding, whether oral or in writing, between the Parties relating to these transactions. Each Party acknowledges that in entering into this Agreement, it has not relied on any representation, promise or undertaking (whether oral or in writing) except such as are expressly incorporated into this Agreement.

13.	FURTHER ASSURANCE

Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Law or as the other Party may reasonably require to implement and/or give effect to this Agreement, and the matters contemplated by this Agreement.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	Subject to any contrary mandatory law in India, this Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

14.2	All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

15.	GENERAL

15.1	With regard to each and every term and condition of this Agreement, the Parties hereto understand and agree that the same has or have been mutually negotiated, prepared and drafted, and if at any time the Parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which Party hereto actually prepared, drafted or requested any term or condition of this Agreement.

15.2	The provisions contained in each Clause of this Agreement shall be enforceable independently of each of the others. If any provision of this Agreement is held by a court to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

15.3	This Agreement may be executed (including by facsimile or electronic signatures) in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any Party may enter into this Agreement by executing a counterpart.

15.4	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties nor constitute any Party the agent of the other Party for any purpose.

15.5	The failure to exercise or the delay in exercising any right, power or remedy provided by Law or under this Agreement shall not operate to impair the same or be construed as a waiver thereof, and no single or partial exercise of any such right, power or remedy shall prevent any further or other exercise of the same or the exercise of any other right, power or remedy.

15.6	No waiver by any Party of any requirement of this Agreement or of any remedy or right under this Agreement shall have effect unless given by notice in writing signed by such Party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

15.7	Subject to the terms of this Agreement, this Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

15.8	No amendment, change or addition hereto shall be effective or binding on any Party unless made in writing and executed by all the Parties.

15.9	The maximum aggregate liability of the Vendor for all claims under this Agreement is equal to the Sale Price. The Vendor shall not be liable for a claim unless the Vendor’s liability in respect of such claim exceeds $25,000. Notwithstanding anything contrary in this Agreement, the Vendor has no liability for any claim under this Agreement unless it receives written notice specifying the matter which gives rise to the claim, the nature of the claim and the amount claimed within 2 years after the Closing Date.

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SCHEDULE 1

VENDOR’S WARRANTIES

1.1	The Vendor is duly incorporated or organised with limited liability and validly existing under the Laws of the jurisdiction of its incorporation or organisation, and has the full power and authority to enter into, execute and deliver this Agreement and to perform its obligations and the transactions contemplated therein.

1.2	The execution and delivery by the Vendor of this Agreement and the performance by the Vendor of its obligations and the transactions contemplated hereunder has been duly authorised by all necessary corporate or other action of the Vendor.

1.3	As at Closing, the Vendor has obtained all necessary governmental, regulatory and corporate authorisations as well as internal and third party approvals and consents for the performance of the obligations undertaken by the Vendor hereunder.

1.4	This Agreement constitutes the legal, valid and binding obligations of the Vendor enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium or similar federal or state laws affecting the rights of creditors, and is limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of, and the performance of obligations under and compliance with the provisions of, this Agreement by the Vendor will not:

1.4.1	contravene any order or judgments of any court or Governmental Body, statutory or regulatory body to which it is subject to which has the effect of making unlawful or otherwise prohibiting the transactions contemplated in this Agreement by the Vendor;

1.4.2	conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of it respective property or assets pursuant to the terms of any agreement, contract or instrument to which the Vendor or the Company is a party or by which the Vendor or the Company or any of their respective property or assets is bound or to which it may be subject to respectively; or

1.4.3	require the consent of any person other than such as already given or waived or to be given or waived on or before Closing.

1.5	The Vendor is the owner of the Sale Shares. The Sale Shares have been validly issued and fully paid up, and are free of any Encumbrance.

1.6	No Governmental Authorization, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to the Vendor or the Company: (i) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (except for payment of any stamp duty); or (ii) necessary for the Company to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing after giving effect to the consummation of the transactions contemplated by this Agreement.

1.7	Organization and Good Standing.

1.7.1	The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, has all requisite and necessary power and authority to own, lease, use and operate its properties and assets, to carry on and conduct its business as now being conducted and as proposed to be conducted by the Company as of the Closing Date and to perform its obligations under all Material Contracts (as defined below), and is not (and has never been) duly qualified or registered to do business in a jurisdiction other than the jurisdiction in which it was incorporated.

1.7.2	The Vendor has full corporate power and authority to do and perform all acts and things to be done by it under this Agreement.

1.7.3	The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the name under which the Company is currently incorporated.

1.7.4	The Vendor has provided to the Buyer true, correct and complete copies of: (i) the Constituent Documents of the Company, as in effect on the date of this Agreement, and such copies reflect all amendments made thereto at any time prior to the date of this Agreement, (ii) the stock records of the Company, (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (clauses (i), (ii) and (iii), collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is prohibited by the Company Constituent Documents. The Company is not in default under or in violation of any material provision of its Constituent Documents. The books and records of the Company are up to date, true, correct and complete in all material respects. All the records of the Company have been maintained in accordance with applicable Laws and prudent business practices and are in the actual possession and direct control of the Company.

1.8	Capitalization.

1.8.1	The Company has not issued any warrants (each, a “Warrant”), options (each, an “Option”) or rights (each, a “Right”) with respect to the share capital of itself. The Company does not have any outstanding stock appreciation rights, phantom stock, performance-based stock or equity rights or similar stock or equity rights or obligations. The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

1.8.2	None of the issued and outstanding shares of the Company common stock or shares constitute restricted shares or are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company.

1.8.3	The Company is not a party to or bound by any agreements or understandings with respect to the voting (including pooling agreements, voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any capital stock or other equity interests of the Company.

1.8.4	None of the outstanding capital stock of the Company is entitled or subject to any purchase option, call option, right of first refusal, pre-emptive right, right of participation, subscription right or any similar right (whether pursuant to the Company Constituent Documents or any Contract to which the Company is subject) and there is no Contract relating to information rights, financial statement requirements, the voting or registration of, or restricting any Person from purchasing, selling, pledging, transferring or otherwise disposing of (or granting any option or similar right with respect to), any of the Company’s capital stock. The Company is not under any obligation, or bound by any Contract pursuant to which it may become obligated (i) to repurchase, redeem or otherwise acquire any outstanding capital stock of the Company; or (ii) make any investment (in the form of a loan or capital contribution) in any other Entity.

1.8.5	The Company has never repurchased, redeemed or otherwise reacquired any of its capital stock or other securities.

1.8.6	The Company is not now, nor has it ever been, required to file any periodic or other reports, or any registration statement, with any applicable securities regulatory authority, pursuant to any securities legislation, regulations or rules or policies.

1.9	Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

1.10	The Company’s Financial Statements; Books and Records.

1.10.1	The audited balance sheets of the Company as of March 31, 2021 together with the related notes and schedules (such balance sheets, the related statements of operations, of stockholder’s equity and of cash flows and the related notes and schedules are referred to herein as the “Year-end Financial Statements”); and

1.10.2	The unaudited balance sheet of the Company as of March 31, 2022 (the “Balance Sheet Date”) and the related statements of operations and of stockholder’s equity as of the Balance Sheet Date (such balance sheets, the related statements of operations, and of stockholder’s equity are referred to herein as the “Interim Financial Statements”) and certified by the Company’s accounting head in India. The Interim Financial Statements shall be updated to a date no earlier than one month before the Closing Date. The Year- end Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”) are attached as Section 1.10.2 to the Disclosure Schedule. [1]

1.10.3	The Financial Statements: (i) are true, correct and complete in all material respects and have been prepared in conformity with (A) the books and records of the Company, which, in turn, are true, correct and complete, and (B) IFRS or local account rules consistently applied throughout the periods covered thereby (except as may be indicated in the notes to the Company’s Financial Statement); (ii) accurately presents the financial position of the Company as of such dates and the results of operations, changes in stockholders’ equity and cash flow of the Company for the periods then ended, subject in the case of unaudited financial statements to (y) normal recurring year-end audit adjustments, none of which would individually or in the aggregate be material, and (z) the absence of footnote disclosures, none of which would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities, financial condition, operating results, value, cash flow or net worth of the Company; and (iii) contains and reflects adequate reserves, in accordance with IFRS or local accounting rules, for all reasonably anticipated losses, costs and expenses. No financial statement of any Person (other than the Company) is required by IFRS or local accounting rules to be included in the Company’s Financial Statements.

1.10.4	The Financial Statements were prepared from the books, records and accounts of the Company, which books, records and accounts are accurate and have been maintained in accordance with all applicable Laws and (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company’s Financial Statements in accordance with IFRS or local accounting rules, and (ii) are true, correct and complete in all material respects.

1.11	No Undisclosed Liabilities; Indebtedness.

1.11.1	As at the date of this Agreement and the Financial Cut-off Date, the Company has no obligations or liabilities (whether or not absolute, accrued, contingent, determined, determinable, unliquidated or otherwise, whether known or unknown, whether due or to become due, whether or not required to be reflected in financial statements in accordance with IFRS or local accounting rules and regardless of when or by whom asserted), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such an obligation or liability, except for: (i) liabilities that are fully reflected or provided for in the Company’s Financial Statements; and (ii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet Date and of a type reflected or provided for in the Year-end Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit), which in the aggregate are not in excess of $10,000 and will not be overdue as of immediately prior to the Financial Cut-off Date.

1.11.2	Section 1.11.2 of Annex 2 to the Disclosure Schedule sets forth a true, correct and complete list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness whereby an amount, individually or in the aggregate, in excess of $10,000 is outstanding or may be incurred on or prior to the date of this Agreement.

1.12	No Material Adverse Effect. Since January 1, 2021, the Company has conducted its business only in the ordinary course of business consistent with past practice and, since such date, there has not been (a) any event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to result in, Material Adverse Effect, or (b) any event, occurrence, development or state of circumstances or facts that has, or could reasonably be expected to have, the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

1.13	Absence of Certain Changes or Events. Except as set forth in Annex 2 to the Disclosure Schedule, since January 1, 2022, the Company has not:

1.13.1	issued (i) any notes, bonds or other debt securities, (ii) any capital stock or other equity securities or any securities or rights convertible into or exchangeable or exercisable for any capital stock or other equity securities (except for the Company’s common stock or shares issued upon the exercise of Options or Warrants), or (iii) any Rights (except for the Company’s Options or Warrants);

1.13.2	amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of the Company’s stock option plan; (ii) any provision of any agreement evidencing any outstanding Option; (iii) any provision of Warrant; or (iv) any restricted stock purchase agreement;

1.13.3	borrowed any amount or incurred or become subject to any liabilities, except current liabilities incurred in the ordinary course of business consistent with past practice, which individually or in the aggregate are not in excess of $10,000 and which will be satisfied and discharged by the Company as of immediately prior to the Closing;

1.13.4	discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past practice;

1.13.5	declared, accrued, set aside or made any payment or distribution of cash or other property to any of its equity holders or its other Affiliates with respect to such equity holders’ equity securities or otherwise, or purchased, redeemed or otherwise acquired any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity);

1.13.6	mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

1.13.7	(i) acquired, leased or licensed any right or other asset from any Person; (ii) sold, assigned, transferred, leased or licensed to any Person, or otherwise encumbered, any of its assets, except in each case, in the ordinary course of business consistent with past practice; or (iii) cancelled any debts or claims;

1.13.8	sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any Confidential Information to any Person (other than to the Buyer and its Affiliates and other than disclosures made in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable confidentiality restrictions), or abandoned or permitted to lapse any Intellectual Property Rights;

1.13.9	(i) granted any severance or termination pay to (or amended any existing arrangement with) any current or former director, officer or employee whose annual compensation is over $125,000; (ii) increased, or accelerated the payment of, the compensation or benefits payable under any existing severance or termination pay policies or employment agreements; (iii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee whose annual compensation is over $125,000; (iv) established, adopted or amended (except as required by applicable Laws) any Employee Plan or any collective bargaining, works council, stock option, restricted stock, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan, agreement or arrangement covering any employees, officers, consultants or directors of the Company; or (v) increased, or accelerated the payment of, the compensation, bonus or other benefits payable to any employees, officers, consultants or directors of the Company other than in the case of this clause (v) in accordance with the Company’s ordinary course of business and consistent with past practice;

1.13.10	suffered any extraordinary losses or waived any rights of value (whether or not in the ordinary course of business or consistent with past practice) in excess of $10,000 individually or in the aggregate;

1.13.11	made capital expenditures or commitments therefor that exceed $10,000 individually or $25,000 in the aggregate;

1.13.12	delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other material liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable outside the ordinary course of business consistent with past practice in amounts that do not exceed $5,000 individually or in the aggregate;

1.13.13	made any loans or advances to, guaranties for the benefit of, or any investments in, any Person (other than advances to the employees of the Company in the ordinary course of business consistent with past practice);

1.13.14	suffered any damage, destruction or casualty loss exceeding in the aggregate $10,000, whether or not covered by insurance;

1.13.15	made or changed any Tax election, changed any annual tax accounting period, changed or adopted any method of tax accounting, filed any amended Tax Returns or claims for Tax refunds, entered into any closing agreement, settled any Tax claim, audit or assessment, consented to any extension or waiver of the limitation period applicable to any claim or assessment of Taxes, or surrendered any right to claim a Tax refund, offset or other reduction;

1.13.16	threatened, commenced or settled any Legal Proceeding;

1.13.17	made any investment in or taken any steps to incorporate or form any subsidiary or to acquire any equity interest or other interest in any other Entity;

1.13.18	amended any of its Constituent Documents or effected or been a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

1.13.19	entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business, from competing with any Person in any line of business that is material to the Company or otherwise restricting the conduct of its business anywhere in the world;

1.13.20	entered into, amended or terminated any material Contract other than in the ordinary course of business consistent with past practice;

1.13.21	received notice, whether written or oral, from any party to a Material Contract (as defined below) of such party’s intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company;

1.13.22	entered into any transaction with any of its Affiliates, which exceeded $10,000 individually or $25,000 in the aggregate;

1.13.23	entered into any other material transaction (other than the entry into this Agreement and transactions contemplated by this Agreement), except in the ordinary course of business consistent with past practice, or materially changed any business practice; or

1.13.24	agreed, whether orally or in writing, to do any of the foregoing.

1.14	Taxes.

1.14.1	All Tax Returns required to have been filed by or on behalf of, or with respect to the assets of, the Company through the date of this Agreement have been timely filed in accordance with all applicable Laws (pursuant to an extension of time or otherwise) and are true, correct and complete in all material respects. The Company has provided to the Buyer true, correct and complete copies of all Tax Returns.

1.14.2	Section 1.14.2 of Annex 2 to the Disclosure Schedule sets forth a true, correct and complete list of all jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns. No claim has ever been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in that jurisdiction.

1.14.3	All Taxes, estimated Taxes, deposits and other payments due and owing by or on behalf of the Company (whether or not shown on any Tax Return) have been or will be timely paid in full through the date of this Agreement.

1.14.4	The Company has accrued on the Company’s Financial Statements in accordance with IFRS or local accounting rules all liabilities for unpaid Taxes through the date of this Agreement.

1.14.5	The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

1.14.6	The Company has withheld all amounts of Taxes required to be withheld from its employees, agents, contractors, creditors, stockholders, members or other equity holders and third parties and timely remitted such amounts to the proper Governmental Body and filed all federal, state, local and foreign Tax Returns and reports with respect to employee income Tax withholding, social security, unemployment, and other similar Taxes, all in material compliance with the withholding provisions of the Tax code applicable to the Company (the “Code”), or any prior provision of the Code and other applicable Laws.

1.14.7	The Company has collected all material sales, value-added and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body (or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations).

1.14.8	No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or threatened, and no Legal Proceeding, audit, examination or investigation of any Tax Return of the Company is currently underway, pending or threatened. There have been no examinations or audits of any Tax Return of the Company. The Vendor or the Company has provided to the Buyer true, correct and complete copies of all audit reports, correspondence with Tax authorities and similar documents (to which the Company has access) relating to the Tax Returns of the Company.

1.14.9	All Tax deficiencies asserted by a Governmental Body against the Company have been paid in full, accrued on the books of the Company or finally settled, and no indication of a Tax increase or other issue has been raised in any such examination that, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency for any other period not so examined.

1.14.10	There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Body.

1.14.11	There are no Liens for Taxes with respect to the Company or the assets or properties of the Company, nor is there any Lien that is pending or threatened.

1.14.12	The Company does not have liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of national, provincial, territorial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

1.14.13	The Company is not a party to or bound by any Tax allocation, Tax indemnification or Tax sharing.

1.14.14	The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof and has complied with all material transfer pricing rules and requirements, including any disclosure, reporting and other similar requirements under foreign Tax Law).

1.14.15	The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

1.15	Real Property.

1.15.1	There is no Owned Real Property.

1.15.2	Section 1.15.2 of Annex 2 to the Disclosure Schedule sets forth a true, complete and correct listing of all Leased Real Property (including street address, legal description (if known), lessor, rent and each of the Company’s use thereof), and a true, complete and correct list of all lease Contracts for such Leased Real Property. The Vendor or the Company have made available to Buyer true and complete copies of each such lease Contract, as amended through the date hereof. With respect to each such lease Contract:

1.15.2.1	The Company has a valid leasehold interest to the leasehold estate in the Leased Real Property granted to the Company pursuant to each such lease Contract;

1.15.2.2	Each such lease Contract is, and will continue to be, legal, valid, binding, enforceable and in full force and effect against the parties thereto in accordance with its terms following the consummation of the transactions contemplated hereby;

1.15.2.3	No event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default under such lease Contract; and

1.15.2.4	The Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Real Property held pursuant to such lease Contract.

1.15.3	The Company’s Real Property and all present uses and operations of the Company’s Real Property comply in all material respects with easements and disposition agreements affecting the Company’s Real Property and there are no pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Company’s Real Property or the current use, occupancy or value thereof, nor has the Company or the Vendor received written notice of any pending or threatened special assessment proceedings affecting any portion of the Company’s Real Property, in each case except to the extent that such actions or notice would result in a Material Adverse Effect on the Company.

1.15.4	There is no fact or condition exists which could result in the termination or material reduction of the current access from the Company’s Real Property to existing roads or to water, sewer or other utility services presently serving the Company’s Real Property.

1.16	Personal Property.

1.16.1	All items of equipment and other tangible personal property and assets owned by or leased to the Company, to the Vendor’s knowledge: (i) are adequate for the uses to which they are being put; (ii) are structurally sound, free of defects and deficiencies and in good operating condition, maintenance and repair, subject to ordinary wear and tear; (iii) comply in all material respects with, and are being operated and otherwise used in material compliance with, all applicable Laws; (iv) were acquired and are usable in the ordinary course of business consistent with past practice; and (v) are adequate for the conduct of the business of the Company in the manner in which such business is being conducted and as proposed to be conducted by the Company as of the Closing Date.

1.17	Intellectual Property.

1.17.1	The Company has no applicable filing or registration with respect to Intellectual Property. There is no application for a patent, copyright or trademark registration or any other type of registrations filed by or on behalf of the Company.

1.17.2	The Company has not filed any patent and trademark applications.

1.17.3	The Company exclusively owns all right, title and interest in and to the Company’s owned Intellectual Property, free and clear of any Liens other than Permitted Liens. The Company’s Intellectual Property constitutes all Intellectual Property Rights that is used in or necessary to the conduct of the Company’s business as now conducted and as contemplated to be conducted by the Company as of the Closing Date, free and clear of any Liens other than Permitted Liens.

1.17.4	The Company has taken all commercially reasonable steps necessary to maintain and protect the proprietary nature of each item of its Intellectual Property, and to maintain in confidence all trade secrets and Confidential Information comprising a part thereof. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against the Company. There has been no: (i) unauthorized disclosure of any third-party proprietary information or Confidential Information in the possession, custody or control of the Company; or (ii) breach of the Company’s security procedures wherein Confidential Information has been disclosed to a third Person.

1.17.5	No Person (including any current or former employee or consultant of the Company) has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any of the Company’s Intellectual Property and there are no facts or circumstances that could reasonably be expected to result in any of the foregoing or of any current or anticipated claims against a third Person relating to the foregoing.

1.17.6	There is no license, covenant or other agreement pursuant to which the Company has (x) assigned or transferred to any Person, or (y) licensed or otherwise granted any right to any Person, or covenanted not to assert any right, in each such instance of (x) or (y), with respect to the Company’s Intellectual Property. The Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property Rights with respect to any third-party Intellectual Property Rights. The Company is not a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property Rights to any Person, and the Company’s owned Intellectual Property was not developed in whole or in part using any governmental funding or using any funding, facilities, or resources of any university or research institution.

1.17.7	Section 1.17.7 of Annex 2 to the Disclosure Schedule sets forth each Licensed Intellectual Property and the license or agreement pursuant to which the Company exploits it (excluding currently-available, off the shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses, the total fees associated with which are less than $10,000), and there is no agreement, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of the Company’s owned Intellectual Property.

1.17.8	The Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company’s Intellectual Property; or (ii) that may affect the validity, use or enforceability of the Company’s Intellectual Property or any product, product candidate or service of the Company related thereto.

1.17.9	The Company may continue to operate its business immediately after the Closing in the same manner as operated immediately prior to the Closing and after giving effect to the consummation of the transactions contemplated by this Agreement and will not result in the breach of, or create on behalf of any third-party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property; or (ii) any license, sublicense and other agreement to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property Rights that are useful to the business of each of the Company, as it is currently conducted and as it is contemplated to be conducted by the Company as of the Closing Date.

1.17.10	To the best of the Vendor’s knowledge: no current or former director, officer, employee, independent contractor, or consultant of the Company (i) is in violation of any provision or covenant of any employment agreement, invention assignment agreement, nondisclosure agreement, non-competition agreement or any other Contract with any other Person by virtue of such director’s, officer’s, employee’s, independent contractor’s, or consultant’s being employed by, performing services for or serving on the board of directors of the Company; (ii) is using or has used any trade secrets or Confidential Information of any third Person in connection with performing any services for the Company or the development or creation of the Company’s Intellectual Property without the permission of the Company and such third Person; or (iii) has developed or created any Company Intellectual Property that is subject to any agreement under which such director, officer, employee, independent contractor, or consultant has assigned or otherwise granted any third party any rights in or to such Intellectual Property. No director, agent, employee, independent contractor, or consultant of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, non- competition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect his or her ability to assign to the Company’s rights to any invention, improvement, discovery or information relating to the Company’s Intellectual Property or affecting the Company’s ability to exploit any of the Company’s Intellectual Property.

1.18	Agreements.

1.18.1	The Company is not a party to any Contract, agreement or commitment that (i) would require payment by or to the Company in an amount equal to or in excess of USD $25,000 individually or, in the aggregate, equal to or in excess of USD $100,000 or (ii) the performance of which could reasonably be expected to have a Material Adverse Effect.

1.19	Litigation.

1.19.1	There are no Legal Proceedings pending or threatened (i) against or affecting the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law (or pending or threatened against or affecting any of the stockholders or the officers, directors, managers or employees of the Company with respect to its business or proposed business activities), or pending or threatened by the Company against any Person, at law or in equity, or before or by any Governmental Body (including any Legal Proceedings with respect to the transactions contemplated by this Agreement), or (ii) that relate to the ownership of capital stock of the Company, or any option or other right to the capital stock of the Company, or any right to receive consideration as a result of this Agreement.

1.19.2	The Company is not subject to any Legal Proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries.

1.19.3	The Company is not subject to any judgment, order or decree of any court or other Governmental Body, and the Company has not received any notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material liabilities. There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or threatened against or affecting any stockholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

1.20	Environmental Matters.

1.20.1	The Company is, and has for the past three years has been, in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws (if any), and compliance with the terms and conditions thereof.

1.20.2	The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with, or has liability under, any Environmental Law and there are no circumstances that could reasonably be expected to prevent or interfere with the Company’s compliance with, or give rise to liability under, any Environmental Law in the future.

1.20.3	The Company has not at any time been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws. The Company has not entered into or agreed to enter into, or has any present intent to enter into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

1.20.4	There has been no release of Materials of Environmental Concern at any plant, facility, site, area or property at which the Company currently operates or previously operated.

1.20.5	No current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee (current or former) or otherwise, that alleges that such current or prior owner or the Company is not in compliance with, or has liability under, any Environmental Law.

1.20.6	No improvement or equipment included in the property or assets of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset.

1.20.7	The Company has not imported, received, manufactured, produced, processed, labeled or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in compliance with all Environmental Laws.

1.20.8	The Company has provided to the Buyer true, correct and complete copies of all environmental reports, investigations and/or audits (if any) relating to facilities at which the Company currently operates or previously operated (whether conducted by or on behalf of the Company or a third party) of which the Company has possession or control.

1.21	Employee Matters.

1.21.1	There are not any employees, consultants and independent contractors used by the Company as of the date of this Agreement whose annual compensation (excluding any fluctuating bonus) exceeds US$125,000.

1.21.2	Each prior employee has, at all times, properly been classified and treated as an employee for all purposes including, but not limited to, the Employee Plans and Tax purposes. Each prior employee has at all times properly been classified as subject to or exempt from overtime requirements (if there is any such classification system in the applicable jurisdiction). The Company has never had any temporary or leased employees that were not treated and accounted for in all material respects as employees of the Company.

1.21.3	The Company is, and has at all times been, in material compliance with all applicable Laws and in particular, all Labor Laws applicable to its employees. The Company is not subject to or liable for any arrears of wages, penalties, fines, orders to pay, assessments, charges, damages or taxes for failure to comply with the Labor Laws and the Company is in material compliance with all Laws (including all Labor Laws) and contracts relating to employment, employment practices, wages, hours, equal opportunity, affirmative action, harassment, occupational health and safety, disability, workers compensation, unemployment, insurance, benefits, taxes, bonuses and terms and conditions of employment.

1.21.4	There are no claims pending, or threatened or capable of arising, against the Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance or under applicable workers compensation legislation. No levies, assessments or penalties have been made against the Company pursuant to Applicable Benefit Laws (other than any levies that are payable by all employers under applicable Law).

1.21.5	No notice has been received by the Company of any employment related claims commenced by any employee against the Company, including claims that the Company has violated Labor Laws or the common law with respect to an employee’s employment, and no such claims are threatened.

1.21.6	Each Person classified as an independent contractor or other non-employee service provider of the Company has, at all times, properly been classified and treated as an independent contractor or other non-employee service provider for all purposes including, but not limited to, Tax purposes. The Company is, and has at all times been, in material compliance with all applicable Laws and contracts relating to its independent contractors and other non-employee service providers. No independent contractor, consultant or other non-employee service provider of the Company is eligible to participate in any Employee Plan. There are no claims pending or threatened against the Company by any independent contractor, other non-employee service provider or third party, in respect of any accident or injury, which are not fully covered by insurance.

1.21.7	All amounts due in relation to employees (whether arising under common law, statute, equity or otherwise) have been paid, including all remuneration, expenses, social insurance, pension contributions, liability to taxation, levies and other amounts (other than amounts owing with respect to the current salary or work period which are not yet due).

1.21.8	No Employee, since becoming an employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board or certified or voluntarily recognized by any other Governmental Body. The Company is not and has never been a signatory to a collective bargaining agreement with any trade union, labor organization or group. No representation election petition or application for certification has been filed by employees is pending with any Governmental Body and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees has occurred, is in progress or is threatened. No labor strike, work stoppage, slowdown, picketing, lockout or other material labor dispute has occurred, and none is underway or threatened.

1.21.9	No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of its Employees has been filed or is pending or threatened against the Company under any applicable Law.

1.22	Employee Benefit Plans. The Company has not had an Employee Plan.

1.23	Compliance with Laws; Governmental Authorizations.

1.23.1	The Company is, and has at all times been, in compliance materially with all applicable Laws, except where non-compliance could not reasonably be expected to result in Material Adverse Effect. The Company has not received any notice or other communication from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential material violation of, or failure to materially comply with, any Law; or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature under any applicable Law. The Company has provided to the Buyer a true, correct and complete copy of each report, study, survey or other document to which the Company has access that addresses or otherwise relates to the compliance of the Company with, or the applicability to the Company of, any Laws. To the knowledge of the Vendor, no Governmental Body has proposed or is considering any Law that, if adopted or otherwise put into effect, (A) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Company or on the ability of the Company to comply with or perform any covenant or obligation under any of ancillary documents contemplated by this Agreement; or (B) may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

1.23.2	The Company does not require any Governmental Authorizations to operate its business beyond what Governmental Authorizations it currently holds, which have all been listed on Section 1.23.2 of the Disclosure Schedule. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and as contemplated to be conducted by the Company as of the Closing Date; and (ii) to permit the Company to own and use its assets in the manner in which it is currently owned and used. The Company is, and at all times since its incorporation has been, in material compliance with the terms and requirements of the Governmental Authorizations held by the Company. The Company has not received any notice or other communication from any Governmental Body regarding (A) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. All of the Governmental Authorizations set forth or required to be set forth on Section 1.23.2 of the Disclosure Schedule will be available for use by the Company immediately after the Closing. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of the Company which are subject to periodic renewal, the Company has no reason to believe that such renewals will not be timely granted by the relevant Governmental Body.

1.23.3	(i) The Company has at all times been, in full compliance with all of the terms and requirements of each Governmental Authorization set forth or required to be set forth on Section 1.23.2 of the Disclosure Schedule; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time or both) reasonably (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization set forth or required to be set forth on Section 1.23.2 of the Disclosure Schedule; or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization set forth or required to be set forth on Section 1.23.2 of the Disclosure Schedule; (iii) the Company has not received, and no employee has ever received, any notice or other communication from any Governmental Body or any other Person regarding (x) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (y) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be set forth on Section 1.23.2 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

1.24	Insurance. The Company has maintained all insurance policies that are required under applicable Law. The Company has provided to the Buyer true, correct and complete copies of the insurance policies set forth on Section 1.24 of the Disclosure Schedule. The Company has not reached or exceeded its policy limits for any such insurance policy in effect at any time during the past three (3) years. During the past three (3) years, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy; (b) refusal of any coverage or rejection of any claim under any such insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy. All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion and there has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations. The Company has not had any obligation for retrospective premiums for any period prior to the Closing Date. All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions. No insurer has provided the Company with notice that coverage will be denied with respect to any claim submitted to such insurer by the Company. Section 1.24 of the Disclosure Schedule sets forth all claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

1.25	Title to and Sufficiency of Assets.

1.25.1	The Company owns, and has good, valid, transferable and marketable title to, or a valid leasehold interest in (i) all properties and assets used by it, located on its premises, shown on the Year-end Financial Statements or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business consistent with past practice since the date of the Year-end Financial Statements); (ii) all of its rights under the Material Contracts; and (iii) all other material assets used by the Company or reflected in the books and records of the Company as being owned by the Company.

1.25.2	All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are maintained in a way consistent with the Company’s past practice. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound. The Company owns, has a valid leasehold interest in or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of its business as currently conducted and as proposed to be conducted by the Company as of the Closing Date.

1.26	Inventory. All of the inventory of the Company: (a) was acquired and is sufficient for the operation of its business in the ordinary course of business consistent with the Company’s past practice; (b) is of a quality and quantity usable or saleable in the ordinary course of business consistent the Company’s past practice; (c) is valued on the books and records of the Company at the lower of cost or market with the cost determined under the first-in-first-out inventory valuation method consistent with the Company’s past practice; and (d) is free of any material defect or deficiency. The inventory levels maintained by the Company are adequate for the conduct of the operations of the Company in the ordinary course of business and consistent with the Company’s past practice.

1.27	Bank Accounts. Section 1.27 of the Disclosure Schedule sets forth true, correct and complete information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the Financial Cut-Off Date (and whether any cash comprising such balances is “restricted cash”) and the names of all individuals authorized to draw on or make withdrawals from such accounts (and no changes to such information, except for change to the balance, shall have occurred as of the Closing Date).

1.28	Accounts Payable. Section 1.28 of the Disclosure Schedule sets forth a true, correct and complete breakdown and aging of the accounts payable of the Company as of the Financial Cut-Off Date, which are individually or in the aggregate in excess of $25,000. All such accounts payable were incurred in the ordinary course of business consistent with past practice, are valid payables for products or services purchased by the Company and except as set forth on the Disclosure Schedule, as at the date of this Agreement and the Financial Cut-off Date, there is no account payable that is outstanding more than 90 days past the invoice date.

1.29	Related Party Transactions. Except as set forth on Section 1.29 of the Disclosure Schedule, no Related Party has, or has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company. No Related Party is, or has been, indebted to the Company. No Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Company. No Related Party is competing, or has at any time competed, directly or indirectly, with the Company. No Related Party has any claim or right against the Company (other than claims or rights to receive compensation for services performed as an employee or as a director).

1.30	Customers and Suppliers. Section 1.30 of the Disclosure Schedule sets forth a true, correct and complete list of the names and addresses of the Company’s top 10 suppliers (each, a “Supplier”, and together, the “Suppliers”). No Supplier (or former Supplier) during the prior 12 months has cancelled, terminated or made any threat to cancel or otherwise terminate any of such Supplier’s Contracts with the Company or to decrease such Supplier’s supply of services or products to the Company. The Company has provided to the Buyer true, correct and complete copies of all of such current Supplier Contracts, and all such Contracts are in full force and effect, have not been withdrawn, amended, modified or terminated and are enforceable by the Company. The Company has not received any notice and the Company does not have any actual or constructive knowledge to the effect that any current customer or supplier may withdraw, terminate or materially alter, amend or modify its business relations with the Company, either as a result of the transactions contemplated by this Agreement, or otherwise.

1.31	Certain Payments. Neither the Company nor any manager, officer, employee, agent, consultant or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity; (ii) to make any unlawful payment to any governmental official or employee, including without limitation any payments made in violation of the FCPA or the UK Bribery Act; or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or (f) agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (e) above.

1.32	Regulatory Filings. The Company has made all required registrations and filings with and submissions to all applicable Governmental Bodies relating to the operation of the business of the Company. There is no false or misleading information or significant omission in any submission to any Governmental Body. All such registrations, filings and submissions were in compliance in all material respects with all Laws and other requirements when filed. No material deficiencies have been asserted by any such applicable Governmental Bodies with respect to such registrations, filings or submissions and no facts or circumstances exist which would indicate that a material deficiency may be asserted by any such authority with respect to any such registration, filing or submission. The Company has delivered to the Buyer copies of (a) all material reports of inspection observations; (b) all material establishment inspection reports; (c) all material warning letters; and (d) any other material documents received by the Company from any Governmental Body relating to the business of the Company that assert ongoing material lack of compliance with any laws.

1.33	OFAC. Neither the Company nor Representative of the Company, or any other Person acting for or on behalf of the Company has: (a) been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”); or (b) engaged or is currently engaging in any business or other dealings with, in, involving, or relating to (i) any country subject to a comprehensive embargo under the sanctions administered by OFAC; or (ii) any Person subject to sanctions administered by OFAC.

1.34	Purchased Share Certificate. All of the information contained in the shares certificates of the Company will be complete and accurate immediately prior to the Closing.

SCHEDULE 2

BUYER’S WARRANTIES

(a)	The Buyer is duly incorporated or organised with limited liability and validly existing under the Laws of the jurisdiction of its incorporation or organisation, and has the full power and authority to enter into, execute and deliver this Agreement and to perform its obligations and the transactions contemplated therein.

(b)	The execution and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations and the transactions contemplated hereunder has been duly authorised by all necessary corporate or other action of the Buyer.

(c)	As at Closing, the Buyer has obtained all necessary governmental, regulatory and corporate authorisations as well as internal and third party approvals and consents for the performance of the obligations undertaken by the Buyer hereunder.

(d)	This Agreement constitutes legal, valid and binding obligations of the Buyer enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium or similar federal or state laws affecting the rights of creditors, and is limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of, and the performance of obligations under and compliance with the provisions of, this Agreement by the Buyer will not:

(i)	contravene any order or judgments of any court or Governmental Body, statutory or regulatory body to which it is subject to which has the effect of making unlawful or otherwise prohibiting the transactions contemplated in this Agreement;

(ii)	conflict with or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of its respective property or assets pursuant to the terms of any agreement, contract or instrument to which it is a party or by which it or any of its property or assets is bound or to which it may be subject, respectively; or

(iii)	require the consent of any person other than such as already given or waived or to be given or waived on or before Closing.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written above.

Vendor

SIGNED by	)
for and on behalf of	)
UNIQUE LOGISTICS HOLDINGS LIMITED	)
)
)
)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date written above.

Buyer

SIGNED by	)
for and on behalf of	)
UNIQUE LOGISTICS INTERNATIONAL, INC.	)
)
)